Exhibit 99.1

FOR IMMEDIATE RELEASE

July 10, 2026

NU-Med Plus Announces Acquisition of Avid Gold and Agreement to Acquire Canadian Gold Properties

Transaction expected to expand Nu-Med’s operations into gold exploration and development in Canada

SALT LAKE CITY, UT / LONDON, UK / VANCOUVER, BC – July 10, 2026 – Nu-Med Plus, Inc. (“Nu-Med” or the “Company”), a Utah company whose shares are quoted on the OTCQB Venture Market, today announces that it has acquired Avid Gold Ltd (“Avid Gold”) and its wholly-owned subsidiary Maritimes Gold Corp. (“Maritimes Gold”), a Canadian gold exploration and development company. The Company also announced today that Nu-Med and its subsidiaries have entered into a Mineral Property Purchase Agreement with MegumaGold Corp. (“MegumaGold”) and its wholly-owned subsidiaries 1156219 B.C. Limited and Crosby Gold Ltd to acquire six gold properties located in the Provinces of Nova Scotia, New Brunswick, and Newfoundland and Labrador in Canada (collectively the “Properties”). The closing of the Mineral Property Purchase Agreement is subject to the satisfaction or waiver of a number of conditions precedent, including, among others, approval of the transaction by the shareholders of MegumaGold, and the satisfaction of other customary closing conditions.

Avid Gold is a holding company comprised solely of its wholly-owned subsidiary Maritimes Gold. Maritimes Gold seeks to identify high-grade gold exploration projects through disciplined technical evaluation and industry expertise, with the objective of acquiring these projects and advancing a portfolio through exploration, development, and production.

The Properties span more than 30,900 acres of mineral claims in Atlantic Canada, with four of the Properties located within the Meguma Terrane, one of Canada’s most significant gold-producing regions.

The Company will be led by an experienced board of directors (the “Board”) that possesses both gold exploration and development expertise and public markets experience. William Hayde, previously the Company’s Chief Executive Officer, has been appointed Chairman of the Board, with Keith Merrell continuing to serve as Chief Financial Officer and member of the Board. Fred Tejada has also joined the Board as a director upon the closing of the transaction.

Fred Tejada will also serve as Sr. Vice President & Chief Geologist, bringing over 40 years of international experience in the mining industry as a professional geologist in consulting or executive positions for a range of mineral projects across the world, including gold, copper, nickel, cobalt, and coal. With years of prior involvement in advancing the Properties, Mr. Tejada will lead the Company’s gold exploration activities.

“We are excited to diversify Nu-Med’s activities through the acquisition of Avid Gold and look forward to working closely with Fred Tejada to close the acquisition of the Properties and thereafter work to maximize the value of what we believe are an exceptional portfolio of gold exploration assets for the benefit of the Company and its shareholders”, said William Hayde, Chairman of Nu-Med.

About Nu-Med Plus, Inc.

Nu-Med Plus, Inc. is a Utah company whose shares are quoted on the OTCQB Venture Market. Following the acquisition of Avid Gold Ltd, Nu-Med Plus, Inc. will diversify its operations by expanding into gold exploration and development, in addition to its existing medical device business.

About Avid Gold Ltd

Avid Gold Ltd is a holding company comprising solely of its wholly-owned subsidiary Maritimes Gold Corp. Maritimes Gold Corp. seeks to identify high-grade gold exploration projects through disciplined technical evaluation and industry expertise, with the objective of acquiring these projects and creating a portfolio through exploration, development, and production.

Forward-Looking Statements

This press release contains forward-looking statements. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Without limiting the generality of the foregoing, the forward-looking statements in this press release include descriptions of the Company's planned future commercial operations, and mineral reserve and resource estimates, which relate to the Properties, the acquisition of which are subject to the closing of the Mineral Property Purchase Agreement discussed above, which may not close on a timely basis, or at all. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties.

Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, without limitation: (i) the Company's inability to implement its business plans, identify and realize additional opportunities, or meet or exceed its financial projections; (ii) changes in the regulatory or competitive environment in which the Company operates; (iii) the risk that actual quantities of minerals recovered, if any, may differ materially from historical estimates, and that there can be no assurance that any minerals will be recovered economically or at all; (iv) risks related to dilution of the Company's common stock, including substantial dilution that may result from the conversion of the Company's outstanding preferred stock into shares of common stock, as well as from future issuances of equity or convertible securities; (v) the Company's need for additional financing and the risks associated with obtaining such financing on acceptable terms or at all; and (vii) the ability of the Company to close the transactions contemplated by the Mineral Property Purchase Agreement on a timely basis, on the terms previously disclosed, or at all, including conditions to closing required to be met in connection therewith.

You should carefully consider the foregoing factors and the other risks and uncertainties described in the documents filed or to be filed by the Company with the Securities and Exchange Commission (SEC) from time to time, which could cause actual events and results to differ materially from those contained in the forward-looking statements. All information provided herein is as of the date of this press release, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required under applicable law. Additional risks are described in the Company's filings with the SEC, including its periodic reports, which are available at www.sec.gov. Forward-looking statements speak only as of the date made, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, except as required by law.

Investor Contact and Corporate Communications:

Nu-Med Plus, Inc.

Email: ir@avidgold.com

Website: www.avidgold.com